MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Shade Down Under, Inc. (A Development Stage Company), of our review report dated June 5, 2008 on our review of the financial statements of Shade Down Under, Inc. (A Development Stage Company) as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the three months ended March 31, 2008 and from inception on May 29, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 20, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501